Exhibit 99.1

PRESS RELEASE

For more information, contact: Gerald Woodard, Chief Executive Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL ANNOUNCES

APPOINTMENT OF NEW DIRECTOR

TAMPA, FL— Monday May 4, 2009 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, announces the appointment of Michael D. Israel as a member of the Board of Directors for the Company.

In his current role as President and CEO of Westchester Medical Center Mr. Israel has orchestrated a remarkable turnaround for an organization that serves as the lifeline in providing healthcare to more than 3.5 million people in the Hudson Valley area of New York. Leading an organization that recently received such prestigious awards as: The 2008 Compass award winner for improvement in the area of patient satisfaction awarded by Press Ganey, 2008 recipient of the Consumer Choice award for highest quality and image, and the 2008 Top 100 Leading hospitals in the country for improved performance accentuates Michael’s talents in both financial performance as well as his commitment to excellence in providing a world class product and service offering.

Charlie Federico, Chairman of the Board at SRI stated “The addition of Mr. Israel to the Company’s Board of Directors will bring a direct perspective from that of the end user of the products and services offered by SRI. We are excited about this new addition to our team. We believe that Michael will be a great asset to the organization and through his career accomplishments will be able to immediately contribute towards the success of the organization”.

Prior to serving as the President and CEO at Westchester Medical Center, Mr. Israel also provided varying degrees of executive level leadership to high quality organizations such as Jewish Health System (North Shore-Long Island), and Duke University Health System. An impressive career is equally complimented with an undergraduate degree from Rutgers University along with a Masters degree in Public Health Hospital Administration from Yale University.

Mr. Israel’s initial term will begin on May 21, 2009 and will last until the company’s 2010 annual meeting at which time he will be eligible to be elected to an additional term lasting through the company’s annual meeting in 2013. Mr. Israel is stepping into the Board position previously held by Mr. John Simmons whom recently stepped down to concentrate on the demands set forth as being newly appointed as a CEO of another organization.

About SRI/Surgical Express

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. Because it relies primarily on reusable products, SRI’s reprocessing cycle substantially reduces bio-hazardous waste and its impact on the environment. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.